PROMISSORY NOTE

$300,000                                                      December 11, 1996

         FOR VALUE RECEIVED, OAK TREE MEDICAL MANAGEMENT, INC., (the "Borrower"), or its assigns, at its offices at 2 Gannett Drive, Suite 215, White Plains, New York 10604, hereby promises to pay to the order of MAPLE HEALTH, Inc. ("Maple"), a New York corporation doing business at 70 Maple Avenue, Rockville Centre, New York 11570, NORTHERN PROFESSIONALS INC. ("Northern"), a New York corporation doing business at 10 Gordon Drive, Syosset, New York 11791, SOUTHERN PROFESSIONALS, INC. ("Southern"), a New York corporation doing business at 1500 Paerdegat Avenue North, Brooklyn, New York 11236 and at 235 Mill Street, Lawrence, New York 11559, MARK A. GENTILE ("Gentile"), an individual residing at 3026 Club House Road, Merrick, NY 11566, and JAMES O'NEILL ("O'Neill"), an individual residing at 856 South Long Beach Avenue, Freeport, NY 11520, ROBERT EINEMANN ("Einemann"), an individual residing at 951 Woodoak Drive, Baldwin, NY 11510, and BERNARD POSNER ("Posner"), an individual residing at 3903 Nostrand Avenue, Brooklyn, NY 11235, (collectively, the "Lenders") jointly and severally, or at such other place as Lenders from time to time shall designate in writing, the principal amount of Three Hundred Thousand Dollars ($300,000), together with interest on the unpaid balance accruing from and after the date hereof.

         Pursuant to the Security Agreement (the "Security Agreement") of even date herewith between the Borrower and the Lenders, the Borrower has pledged certain assets as collateral (the "Collateral") to the Lenders to secure its prompt and full performance of its obligations hereunder and thereunder. Any unpaid amounts due and payable under the Security Agreement shall constitute principal amounts due under this Note. To the extent that the Collateral
(together with the proceeds thereof) is insufficient to satisfy all of the Borrower obligations under this Note and the Security Agreement, the Borrower, shall remain liable for any such deficiency.

1. Payments. The Borrower, agrees to pay the sum of Three Hundred Thousand Dollars. This sum shall be amortized and shall be due and payable in consecutive monthly payments, together with accrued interest, commencing on January 15, 1997, and on the same day of each month thereafter until fully paid. In any event, all outstanding principal and accrued interest shall be due and payable on or before December 15, 1999. The payment schedule is attached hereto.

2. Interest. The Borrower, agrees to pay interest from the date hereof accrued on the unpaid principal amount of this Note from time to time outstanding at the simple interest rate of Twelve and One-Half percent (12.5%) interest per annum.

3.   Prepayment.

     a. This Note may be prepaid in whole or in part, at any time prior to the Maturity Date, without penalty or premium, provided that such prepayment in principal shall include all accrued but unpaid interest in respect of such principal through the date of such prepayment.

     b. An accelerated payment will be made, at the time of Borrower's actual receipt of any proceeds from any investment underwriting. The accelerated payment amount will not exceed five (5%) percent of such net proceeds from the underwriting(s). Such underwriting(s) must net at least $500,000 for Borrower, in each instance.

     c. An accelerated payment will be made, in any of the three years of the Term, if the total combined pre-tax profits of all four facilities acquired under the Separate Agreement of Sale between Lenders and Borrower exceeds $750,000 in any of the three years of this Term. Such payment shall be ten (10%) percent of such excess pre-tax profits, as defined in such Agreement of Sale.

4. Assignment. The borrower shall not assign or transfer any of its rights or delegate any of its obligations under this Note of the Security Agreement without the prior written consent of the Lenders, except as may occur by operation of law.

5. Event of Default. The Lenders may, by written notice o the Borrower, declare this Note immediately due and payable, whereupon this Note and all sums due hereunder and under the Security Agreement shall become immediately due and payable without protest, presentment, demand or notice, all of which are expressly waived by the Borrower, if any of the following events ("Event of Default") shall occur:

     a. The Borrower shall fail to make payment of any principal, interest or any other amount under this Note or the Security Agreement when due (whether at stated maturity, by acceleration or otherwise); or
     b. Any representation or warranty relied upon by the Lenders and made or repeated or deemed to have been made or repeated by the Borrower herein or in the Security Agreement shall prove to be false or misleading in any material respect as of the date made or repeated or deemed to have been made or repeated; or
     c. A default by the Borrower in the performance of any of the terms, agreements, or conditions in this Note or the Security Agreement (other than a payment default), and such default shall remain uncured for a period of ten (10) business days after written notice by Lenders; or
     d. The Borrower shall default in due observance or performance of any term, obligation, agreement or covenant to be observed or performed by such Borrower pursuant to any evidence of indebtedness or liability for borrowed money (other than this Note or the Security Agreement), if such default permits the obligee thereof to accelerate the maturity of such evidence of indebtedness or liability in excess of $500,000; or
     e. The Borrower shall (I) apply for or consent to the appointment of a receiver or trustee for itself or any of its assets or properties;
          (ii) admit in writing its  inability  to pay its debts as they mature,
          (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking an arrangement with creditors or to take advantage of any bankruptcy, insolvency or readjustment of debt law or statute or a petition or an answer seeking an arrangement with creditors or to take advantage of any bankruptcy, insolvency or readjustment of debt law or statue, or any answer admitting the material allegations of a petition filed against such Borrower in any proceeding under any such law or if action shall be taken by such Borrower for the purpose of effecting any of the foregoing; or
     f. A material adverse order, judgment or decree shall be entered against the Borrower in excess of $500,000, and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) days.
     g. All of the outstanding stock of Borrower shall cease to be held by existing shareholders, or Borrower shall sell, transfer or otherwise dispose of any material amount of assets, except in the ordinary course consistent with past practice and not otherwise prohibited under the Security Agreement.

6. Methods of Payment. All payments of principal, interest or any other amount under this Note or the Security Agreement shall be made in lawful money of the United States of America.

7. Waiver of Notice, etc. The Borrower hereby waives presentment, notice of demand for payment, protest, notice of dishonor and any other notice of any kind with respect to this Note.

8. Amendment and Waivers. Failure of Lenders to insist upon the strict performance of any term, provision, or covenant of this Note, or to exercise any option or election hereby conferred, shall not be deemed to be a waiver or relinquishment of any future breach of any such term, covenant, condition, election or option. No provision of this Note may be waived, modified or discharged, by course of dealing or otherwise, without a writing signed by the party to be charged with such waiver, modification or discharge.

9. Expenses. The Borrower, agrees to pay all expenses incurred by the Lenders in connection with the collection and enforcement of this Note, including, without limitation, reasonable attorneys' fees and disbursements.

10. Governing Law and Adjudication; Related Matters. This Note shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof. The Borrower hereby irrevocably consents that any suit, action or proceeding against the Borrower or any of the Borrowers' assets or properties arising out of or in any way connected with this

     Note or the Security Agreement may be instituted in any courts of the State of New York or any federal court located in such State, and by execution and delivery of this Note, the Borrower hereby irrevocably submits to the jurisdiction of the aforesaid courts in any such suit, action or proceeding. The Borrower hereby irrevocably waives any objection which it may have at any time to the laying of venue of any such suit, action or proceeding brought in any such court, waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum and further waives the right to object with respect to any such suit, action or proceeding that such court does not have jurisdiction over the Borrower.

         IN WITNESS WHEREOF, the Borrower has caused this instrument to be duly executed as of the date set forth above.

OAK TREE MEDICAL MANAGEMENT, INC.

By:  /s/ William Kedersha
     --------------------
      William Kedersha
      President

By:  /s/ William Kedersha
     -----------------------
      William Kedersha
      Treasurer

Revised $300,000 paid Monthly @12.5% Beginning Jan 15th, 1997

********EVALUATION COPY***********FINANCIAL WIZARD******************************
Principal $:      $300,000              Interest per Year % :           12.50000
                                        Payment per Month   :         $14,735.81
                                        Number of Months    :                23
--------------------------------------------------------------------------------
          Towards        Towards       Cumulative     Cumulative     Remaining
Period    Principal      Interest      Principal      Interest       Principal
------    ---------      --------      ---------      --------       ---------

 1         $11,610.81     $3,125.00    $ 11,610.81    $ 3,125.00    $288,389.20
 2         $11,731.76     $3,004.05    $ 23,342.57    $ 6,129.05    $276,657.40
 3         $11,853.96     $2,881.85    $ 35,196.53    $ 9,010.90    $264,803.50
 4         $11,977.44     $2,758.37    $ 47,173.97    $11,769.27    $252,826.00
 5         $12,102.21     $2,633.60    $ 59,276.18    $14,402.87    $240,723.80
 6         $12,228.27     $2,507.54    $ 71,504.45    $16,910.41    $228,495.50
 7         $12,355.65     $2,380.16    $ 83,860.10    $19,290.57    $216,139.90
 8         $12,484.35     $2,251.46    $ 96,344.45    $21,542.03    $203,655.50
 9         $12,614.40     $2,121,41    $108,958.90    $23,663.44    $191,041.10
10         $12,745.80     $1,990.01    $121,704.70    $25,653.45    $178,295.30
11         $12,878.57     $1,857.24    $134,583.30    $27,510.69    $165,416.70
12         $13,012.72     $1,723.09    $147,596.00    $29,233.78    $152,404.00
13         $13,148.27     $1,587.54    $160,744.30    $30,821.32    $139,255.70
14         $13,285.23     $1,450.58    $174,029.50    $32,271.90    $125,970.50
15         $13,423.62     $1,312.19    $187,453.10    $33,584.09    $112,546.90
16         $13,563.45     $1,172.36    $201,016.50    $34,756.45    $ 98,983.50
17         $13,704.73     $1,031.08    $214,721.20    $35,787.53    $ 85,278.80
18         $13,847.49     $  888.32    $228,568.70    $36,675.85    $ 71,431.30
19         $13,991.73     $  744.08    $242,560.40    $37,419.93    $ 57,439.59
20         $14,137.48     $  598.33    $256,697.90    $38,018.26    $ 43,302.09
21         $14,284.75     $  451.06    $270,982.70    $38,469.32    $ 29,017.31
22         $14,433.55     $  302.26    $285,416.30    $38,771.58    $ 14,583.69
23         $14,583.69     $  151.91    $300,000.00    $38,923.49    $      0.00